EXHIBIT 23

Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-63094, No. 33-38240, No. 333-32729, No. 333-47687 and No. 333-66054) of Tidewater Inc. of our report dated April 19, 2004, with respect to the consolidated financial statements and schedule of Tidewater Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 2004.

/s/ Ernst & Young LLP

New Orleans, Louisiana

April 19, 2004